FOR IMMEDIATE RELEASE

April 25, 2018

For more information contact:

John Goodey (419) 247-2800

Welltower Reports First Quarter 2018 Results

Toledo, Ohio, April 25, 2018…..Welltower Inc. (NYSE:WELL) today announced results for the quarter ended March 31, 2018. For the quarter, we generated net income attributable to common stockholders of $1.17 per share and normalized FFO attributable to common stockholders of $0.99 per share.

Quarterly Highlights

•         Delivered $137 million of pro rata development projects with an expected stabilized yield of 9.3%

•         Funded $476 million in pro rata new property acquisitions at a blended yield of 6.7%

•         Generated $987 million of pro rata proceeds from property sales and loan payoffs at a blended yield of 6.7%

•         Reduced Net Debt to Undepreciated Book Capitalization to 35.3% from 35.8% at March 31, 2017

“In a challenging environment for seniors housing, we have delivered a quarter in line with expectations and with positive same store growth,” commented CEO Tom DeRosa. “We completed $613 million of acquisitions and developments, including three of the previously announced rental CCRC communities in top markets managed by Sunrise Senior Living, and will continue to grow with our best-in-class partners through our relationship investing model.”

Capital Activity On March 31, 2018, we had $203 million of cash and cash equivalents and $2.1 billion of available borrowing capacity under our primary unsecured credit facility. During the quarter, we extinguished $183 million of secured debt at a blended average interest rate of 5.8% and repaid our 2.25% $450 million senior unsecured notes at par on maturity of March 15, 2018. In April 2018, we completed the issuance of 4.25% $550 million senior unsecured notes maturing in April 2028. Simultaneous with the notes offering, we executed a $550 million USD-to-GBP cross currency swap, resulting in an effective interest rate of 3.11%.

Dividend The Board of Directors declared a cash dividend for the quarter ended March 31, 2018 of $0.87 per share. On May 23, 2018, we will pay our 188th consecutive quarterly cash dividend to stockholders of record on May 8, 2018. The Board of Directors also declared a quarterly cash dividend on the Series I Cumulative Convertible Perpetual Preferred Stock of $0.8125 per share, payable July 16, 2018, to stockholders of record on June 29, 2018.

Post Quarter Investment Activity As announced earlier today, a newly formed strategic partnership between Welltower and ProMedica has jointly entered into a definitive agreement to acquire the real estate of Quality Care Properties, Inc. (“QCP”) simultaneous to ProMedica entering into a definitive agreement to acquire the operations of HCR ManorCare. Under the terms of the agreement, which have been unanimously approved by Welltower’s, ProMedica’s and QCP’s Boards of Directors, QCP’s shareholders will receive $20.75 in cash for each share of QCP common stock. Welltower will also assume all outstanding QCP debt. The details of this agreement and an accompanying presentation deck can be found at www.welltower.com/investors.

Quarterly Investment and Disposition Activity  We completed $578 million of pro rata gross investments for the quarter including $476 million in acquisitions/JVs, $59 million in development funding and $43 million in loans.  67% of these investments were completed with existing relationships. Acquisitions/JVs were comprised of five separate transactions at a blended yield of 6.7%. The development fundings are expected to yield 8.0% upon stabilization and the loans were made at a blended rate of 5.9%. We also placed six development projects into service totaling $137 million at a blended stabilized yield of 9.3%. Also during the quarter, we completed total dispositions of $987 million consisting of loan payoffs of $92 million at an average yield of 7.2% and property sales of $895 million at a blended yield on proceeds of 6.7%.

Notable Investments with Existing Operating Partners

Sunrise As previously announced, we expanded our relationship with Sunrise by entering into a definitive agreement to acquire a portfolio of four rental continuing care retirement communities located in the Washington D.C. (2), Miami, and Charlottesville MSAs.  Welltower will acquire 100% of the landlord’s ownership interest for $368 million and will transition the communities to a RIDEA structure with Sunrise continuing to manage the communities under an incentive-based management contract.  The year one cap rate is 7.0%.  We closed on one community in December 2017 for $55 million and two communities in March 2018 for $217 million.  The remaining community is expected to close in the second quarter of 2018 at a price of $96 million.  Since our initial $243 million acquisition in 2012, we have completed $5.5 billion of follow-on pro rata investments with Sunrise.

1Q18 Earnings Release                                                                                                                                                                         April 25, 2018

Florida Medical Clinic Physician Group We acquired a 100% interest in two affiliated outpatient medical buildings in the Tampa MSA.  The purchase price was $43 million, which represents a year one cap rate of 5.8%. The properties combined are 104,828 rentable square feet, have an average age of two years and are 100% master leased to Florida Medical Clinic. Florida Medical Clinic is a physician’s group with over 200 doctors and 25 specialties in 49 patient care sites throughout the Tampa MSA. Florida Medical Clinic leases over 400,000 square feet in Welltower properties.

Silverado Senior Living We expanded our relationship with Silverado by acquiring through our existing 95/5 joint venture, a 90-bed private pay memory care property located in the Phoenix MSA. The property was purpose built by Silverado in 2014 and the purchase price of $24 million (based on a 100% ownership interest) represents a year one cap rate of approximately 6.4%. Since closing our initial $4.4 million loan in 1998, we have completed $542 million of follow-on pro rata investments with Silverado.

Notable Investments with New Operating Partners

Cogir Management Corporation As previously announced, we initiated a relationship with Cogir Management Corporation in Canada through the acquisition of six independent living communities with 1,466 units located in Montreal (4) and Quebec City (2), two of Canada’s top 10 MSAs. The communities were acquired through the formation of a new 95/5 RIDEA joint venture with Cogir and the purchase price, based on a 100% interest, was $248 million CAD. The year one cap rate is 6.5%. Cogir is the third largest seniors housing operator in Canada with over 8,100 units, and currently manages seven properties in Quebec on behalf of the Welltower/Revera joint venture.

Notable Development Conversions

Brandywine Senior Living We expanded our relationship with Brandywine by completing the development of a 116-unit private pay senior housing property located in the Washington D.C. MSA.  The total investment amount based upon 100% ownership interest was $60 million and the property was added to an existing master lease in a 95/5 joint venture at an initial lease yield of 7.0%.  There are outsized annual escalators for the first five years of the lease followed by 25 basis point annual escalators thereafter.  Since closing our initial $599 million acquisition/leaseback in 2010, we have completed $421 million of follow-on pro rata investments with Brandywine.

Signature Senior Lifestyle We expanded our relationship with Signature by completing the development of a 95-unit assisted living and memory care property in the Greater London MSA. Revera is a 25% joint venture partner on the investment. Total development costs at 100% ownership of £27 million represent a stabilized return on cost of 13%. Since closing our initial $37 million acquisition in 2012, we have completed $679 million of follow-on pro rata investments and financings with Signature.

Notable Dispositions

Aurora Health Care We completed the disposition to Aurora of 18 outpatient medical buildings master leased by them totaling 1.4 million square feet for pro rata proceeds of $429 million, which represents a 5.95% cap rate on in-place rent.  We realized a gain on the sale of $214 million gain and unlevered IRR of 13.4%.

Cascade We completed the disposition of a 22-property portfolio located throughout the Western United States for $378 million.  $24 million of Welltower loans associated with the portfolio were also paid off at closing.  The portfolio was sold to a private investor and Cascade will continue to operate the properties.  We realized a gain on the sale of $103 million and an unlevered IRR of 13.0%.

Life Care Centers of America We completed the disposition of three long-term/post-acute care facilities and one seniors housing triple-net facility to Life Care Centers of America for $75 million, which represents a 6.8% cap rate on in-place NOI before rent. Life Care Centers of America will continue to operate the properties. We realized a gain on the sale of $20 million and an unlevered IRR of 8.9%.

Genesis Healthcare We received $68 million in loan repayments from Genesis at an average yield of 7%. We also advanced $24 million of new funding, pursuant to a term loan under which Welltower is a co-lender with Omega Healthcare Investors, at a cash yield of 5% and an economic yield of 13% inclusive of PIK.

Outlook for 2018 Net income attributable to common stockholders has been revised upward to a range of $2.55 to $2.65 per diluted share from the previous range of $2.38 to $2.48 per diluted share, primarily due to changes in projected net gains/losses/impairments and depreciation and amortization partially offset by the normalizing items in Exhibit 2. Given the variability of timing related to the completion of the ProMedica joint venture and purchase of QCP, we are not incorporating increased acquisition activity guidance into

1Q18 Earnings Release                                                                                                                                                                         April 25, 2018

our earnings guidance at this time. We are affirming our 2018 normalized FFO attributable to common stockholders guidance of $3.95 to $4.05 per diluted share.  In preparing our guidance, we have updated or confirmed the following assumptions:

•         Same Store NOI: We continue to expect average blended SSNOI growth of approximately 1.0%-2.0% in 2018.

•         Acquisitions: We are updating 2018 acquisition guidance to include $2.2 billion of investments anticipated to close at year end in addition to investment activity that has already been announced.

•         Development: We anticipate funding development of approximately $229 million in 2018 relating to projects underway on March 31, 2018. We expect development conversions during the remainder of 2018 of approximately $247 million, which are currently expected to generate stabilized yields of approximately 7.7%.

•         Dispositions: We are increasing anticipated disposition proceeds from $1.3 billion to $1.9 billion at a blended yield of 7.0% in 2018. This includes approximately $1 billion of proceeds from dispositions completed to-date and $0.9 billion of incremental proceeds from other potential loan payoffs and property sales.  The incremental dispositions are not included in our earnings guidance due to uncertainty as to the timing of closing.

Our guidance does not include any additional investments, dispositions or capital transactions beyond what we have announced, nor any other expenses, impairments, unanticipated additions to the loan loss reserve or other additional normalizing items.  Please see the exhibits for a reconciliation of the outlook for net income available to common stockholders to normalized FFO attributable to common stockholders.  We will provide additional detail regarding our 2018 outlook and assumptions on the first quarter 2018 conference call.

Conference Call Information We have scheduled a conference call on Thursday, April 26, 2018 at 8:00 a.m. Eastern Time to discuss our first quarter 2018 results, industry trends, portfolio performance and outlook for 2018. Telephone access will be available by dialing 888-346-2469 or 706-758-4923 (international).  For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through May 10, 2018. To access the rebroadcast, dial 855-859-2056 or 404-537-3406 (international).  The conference ID number is 2198225. To participate in the webcast, log on to www.welltower.com 15 minutes before the call to download the necessary software.  Replays will be available for 90 days.

Supplemental Reporting Measures We believe that net income and net income attributable to common stockholders (NICS), as defined by U.S. generally accepted accounting principles (U.S. GAAP), are the most appropriate earnings measurements. However, we consider funds from operations (FFO) and same store net operating income (SSNOI) to be useful supplemental measures of our operating performance. These supplemental measures are disclosed on our pro rata ownership basis. Pro rata amounts are derived by reducing consolidated amounts for minority partners’ noncontrolling ownership interests and adding our minority ownership share of unconsolidated amounts. We do not control unconsolidated investments. While we consider pro rata disclosures useful, they may not accurately depict the legal and economic implications of our joint venture arrangements and should be used with caution.

Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts (NAREIT) created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO attributable to common stockholders, as defined by NAREIT, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests.  Normalized FFO attributable to common stockholders represents FFO attributable to common stockholders adjusted for certain items detailed in Exhibit 2.  We believe that normalized FFO attributable to common stockholders is a useful supplemental measure of operating performance because investors and equity analysts may use this measure to compare the operating performance of the company between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.

We define NOI as total revenues, including tenant reimbursements, less property operating expenses.  Property operating expenses represent costs associated with managing, maintaining and servicing tenants for our seniors housing operating and outpatient medical properties.  These expenses include, but are not limited to, property-related payroll and benefits, property management fees paid to operators, marketing, housekeeping, food service, maintenance, utilities, property taxes and insurance.  General and administrative expenses represent costs unrelated to property operations or transaction costs.  These expenses include, but are not limited to, payroll and benefits, professional services, office expenses and depreciation of corporate fixed assets. SSNOI is used to evaluate the operating performance of our properties under a consistent population which eliminates changes in the composition of our portfolio.  As used herein, same store is generally defined as those revenue-generating properties in the portfolio for the relevant year-over-year reporting periods.  Land parcels, loans, sub-leases and major capital restructurings as well as any properties acquired, developed/redeveloped, transitioned, sold or classified as held for sale during that period are excluded from the same store amounts.  Normalizers include

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adjustments that in management’s opinion are appropriate in considering SSNOI, a supplemental, non-GAAP performance measure.  None of these adjustments, which may increase or decrease SSNOI, are reflected in our financial statements prepared in accordance with U.S. GAAP.  Significant normalizers (defined as any that individually exceed 0.50% of SSNOI growth per property type) are separately disclosed and explained in the relevant supplemental information package. We believe SSNOI provides investors relevant and useful information because it measures the operating performance of our properties at the property level on an unleveraged basis. No reconciliation of the forecasted range for SSNOI on a combined or segment basis is included in this release because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measure without unreasonable efforts, and we believe such reconciliation would imply a degree of precision that could be confusing or misleading to investors.

We measure our credit strength partly in terms of leverage ratios. The leverage ratios indicate how much of our balance sheet capitalization is related to long-term debt, net of cash and Internal Revenue Code (“IRC”) Section 1031 deposits. We expect to maintain capitalization ratios sufficient to maintain a capital structure consistent with our current profile. Our leverage ratios include net debt to undepreciated book capitalization. Undepreciated book capitalization represents book capitalization adjusted for accumulated depreciation and amortization. Book capitalization represents the sum of net debt (defined as total long-term debt less cash and cash equivalents and any IRC Section 1031 deposits), total equity and redeemable noncontrolling interests.

Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and ratings agencies in the valuation, comparison, rating and investment recommendations of companies.  Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions.  Additionally, they are utilized by the Board of Directors to evaluate management.  The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity.  Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies.  Please see the exhibits for reconciliations of supplemental reporting measures and the supplemental information package for the quarter ended March 31, 2018, which is available on the company’s website (www.welltower.com), for information and reconciliations of additional supplemental reporting measures.

About Welltower Welltower Inc. (NYSE:WELL), an S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. The company invests with leading seniors housing operators, post-acute providers and health systems to fund the real estate infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience.  Welltower™, a real estate investment trust (“REIT”), owns interests in properties concentrated in major, high-growth markets in the United States, Canada and the United Kingdom, consisting of seniors housing and post-acute communities and outpatient medical properties. More information is available at www.welltower.com.  We routinely post important information on our website at www.welltower.com in the “Investors” section, including corporate and investor presentations and financial information.  We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website under the heading “Investors”.  Accordingly, investors should monitor such portion of the company’s website in addition to following our press releases, public conference calls and filings with the Securities and Exchange Commission.  The information on our website is not incorporated by reference in this press release, and our web address is included as an inactive textual reference only.

Forward-Looking Statements and Risk Factors This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. When we use words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “pro forma,” “estimate” or similar expressions that do not relate solely to historical matters, we are making forward-looking statements. In particular, these forward-looking statements include, but are not limited to, those relating to our opportunities to acquire, develop or sell properties; our ability to close anticipated acquisitions, investments or dispositions on currently anticipated terms, or within currently anticipated timeframes; the expected performance of our operators/tenants and properties; our expected occupancy rates; our ability to declare and to make distributions to shareholders; our investment and financing opportunities and plans; our continued qualification as a REIT; our ability to access capital markets or other sources of funds; and our ability to meet our earnings guidance. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause our actual results to differ materially from our expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to: the status of the economy; the status of capital markets, including availability and cost of capital; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost-effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care and seniors housing industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; our ability to transition or sell properties with profitable results; the failure to make new investments or acquisitions as and when anticipated; natural disasters and

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other acts of God affecting our properties; our ability to re-lease space at similar rates as vacancies occur; our ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future investments or acquisitions; environmental laws affecting our properties; changes in rules or practices governing our financial reporting; the movement of U.S. and foreign currency exchange rates; our ability to maintain our qualification as a REIT; key management personnel recruitment and retention; and other risks described in our reports filed from time to time with the Securities and Exchange Commission. Finally, we undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

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Welltower Inc.

Financial Exhibits

Consolidated Balance Sheets (unaudited)
(in thousands)
	March 31,
	2018	2017
Assets
Real estate investments:
Land and land improvements	$2,793,671	$2,650,473
Buildings and improvements	25,672,558	24,930,472
Acquired lease intangibles	1,548,621	1,421,277
Real property held for sale, net of accumulated depreciation	368,249	178,260
Construction in progress	180,984	390,180
	30,564,083	29,570,662
Less accumulated depreciation and intangible amortization	(4,990,780)	(4,335,160)
Net real property owned	25,573,303	25,235,502
Real estate loans receivable	436,194	574,080
Less allowance for losses on loans receivable	(68,372)	(6,196)
Net real estate loans receivable	367,822	567,884
Net real estate investments	25,941,125	25,803,386
Other assets:
Investments in unconsolidated entities	440,424	416,110
Goodwill	68,321	68,321
Cash and cash equivalents	202,824	380,360
Restricted cash	61,295	42,777
Straight-line rent receivable	406,260	348,085
Receivables and other assets	626,410	708,238
	1,805,534	1,963,891
Total assets	$27,746,659	$27,767,277

Liabilities and equity
Liabilities:
Borrowings under primary unsecured credit facility	$865,000	$522,000
Senior unsecured notes	7,924,340	8,188,928
Secured debt	2,488,652	2,669,787
Capital lease obligations	71,848	73,470
Accrued expenses and other liabilities	948,618	817,411
Total liabilities	12,298,458	12,271,596
Redeemable noncontrolling interests	388,875	385,418
Equity:
Preferred stock	718,498	718,750
Common stock	372,729	365,187
Capital in excess of par value	17,667,674	17,134,490
Treasury stock	(68,696)	(62,306)
Cumulative net income	5,765,927	5,130,593
Cumulative dividends	(9,807,114)	(8,474,775)
Accumulated other comprehensive income	(91,253)	(177,200)
Other equity	670	1,464
Total Welltower Inc. stockholders’ equity	14,558,435	14,636,203
Noncontrolling interests	500,891	474,060
Total equity	15,059,326	15,110,263
Total liabilities and equity	$27,746,659	$27,767,277

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Consolidated Statements of Income (unaudited)
(in thousands, except per share data)
		Three Months Ended
		March 31,
		2018	2017
	Revenues:
	Rental income	$343,369	$367,141
	Resident fees and service	735,934	670,337
	Interest income	14,648	20,748
	Other income	3,014	4,072
	Gross revenues	1,096,965	1,062,298

	Expenses:
	Interest expense	122,775	118,597
	Property operating expenses	556,465	510,169
	Depreciation and amortization	228,201	228,276
	General and administrative expenses	33,705	31,101
	Loss (gain) on derivatives and financial instruments, net	(7,173)	1,224
	Loss (gain) on extinguishment of debt, net	11,707	31,356
	Impairment of assets	28,185	11,031
	Other expenses	3,712	11,675
	Total expenses	977,577	943,429

	Income (loss) from continuing operations before income taxes
	and income from unconsolidated entities	119,388	118,869
	Income tax (expense) benefit	(1,588)	(2,245)
	Income (loss) from unconsolidated entities	(2,429)	(23,106)
	Income (loss) from continuing operations	115,371	93,518
	Gain (loss) on real estate dispositions, net	338,184	244,092
	Net income (loss)	453,555	337,610
Less:	Preferred dividends	11,676	14,379
	Preferred stock redemption charge	-	9,769
	Net income (loss) attributable to noncontrolling interests	4,208	823
	Net income (loss) attributable to common stockholders	$437,671	$312,639

	Average number of common shares outstanding:
	Basic	371,426	362,534
	Diluted	373,257	364,652

	Net income (loss) attributable to common stockholders per share:
	Basic	$1.18	$0.86
	Diluted	$1.17	$0.86

	Common dividends per share	$0.87	$0.87

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Outlook Reconciliations: Year Ending December 31, 2018			Exhibit 1
(in millions, except per share data)
	Prior Outlook		Current Outlook
	Low	High	Low	High
FFO Reconciliation:
Net income attributable to common stockholders	$892	$930	$957	$995
Impairments and losses (gains) on real estate dispositions, net(1,2)	(338)	(338)	(376)	(376)
Depreciation and amortization(1)	927	927	885	885
NAREIT FFO attributable to common stockholders	1,481	$1,519	$1,466	$1,504
Normalizing items, net(1,3)			15	15
Normalized FFO attributable to common stockholders	$1,481	$1,519	$1,481	$1,519

Per share data attributable to common stockholders:
Net income	$2.38	$2.48	$2.55	$2.65
NAREIT FFO	3.95	4.05	3.91	4.01
Normalized FFO	3.95	4.05	3.95	4.05

Other Items(1)
Net straight-line rent and above/below market rent amortization	$(62)	$(62)	$(61)	$(62)
Non-cash interest expenses	15	15	17	15
Recurring cap-ex, tenant improvements, and lease commissions	(72)	(72)	(72)	(72)
Stock-based compensation	22	22	23	23

Notes:	(1) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.
	(2) Includes estimated gains on projected dispositions.
	(3) See Exhibit 2.

Normalizing Items		Exhibit 2
(in thousands, except per share data)	Three Months Ended
	March 31,
	2018	2017
Loss (gain) on derivatives and financial instruments, net	$(7,173)(1)	$1,224
Loss (gain) on extinguishment of debt, net	11,707 (2)	31,356
Preferred stock redemption charge	-	9,769
Incremental stock-based compensation expense	3,552 (3)	-
Other expenses	3,712 (4)	11,675
Normalizing items attributable to noncontrolling interests and unconsolidated entities, net	3,169 (5)	22,939
Net normalizing items	$14,967	$76,963

Average diluted common shares outstanding	373,257	364,652
Net normalizing items per diluted share	$0.04	$0.21

Notes:	(1) Primarily related to mark-to-market of Genesis HealthCare stock holdings.
	(2) Primarily related to secured debt extinguishments.
	(3) Primarily related to incremental long-term incentive compensation expense adjustment included in G&A.
	(4) Primarily related to non-capitalizable transaction costs and severance-related costs.
	(5) Primarily related to income tax expense adjustments at an unconsolidated joint venture.

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FFO Reconciliations		Exhibit 3
(in thousands, except per share data)	Three Months Ended
	March 31,
	2018	2017
Net income (loss) attributable to common stockholders	$437,671	$312,639
Depreciation and amortization	228,201	228,276
Impairments and losses (gains) on real estate dispositions, net	(309,999)	(233,061)
Noncontrolling interests(1)	(16,353)	(18,107)
Unconsolidated entities(2)	13,700	16,484
NAREIT FFO attributable to common stockholders	353,220	306,231
Normalizing items, net(3)	14,967	76,963
Normalized FFO attributable to common stockholders	$368,187	$383,194

Average diluted common shares outstanding	373,257	364,652

Per share data attributable to common stockholders:
Net income (loss)	$1.17	$0.86
NAREIT FFO	0.95	0.84
Normalized FFO	0.99	1.05

Normalized FFO Payout Ratio:
Dividends per common share	$0.87	$0.87
Normalized FFO attributable to common stockholders per share	$0.99	$1.05
Normalized FFO payout ratio	88%	83%

Other items:(4)
Net straight-line rent and above/below market rent amortization	$(17,329)	$(17,921)
Non-cash interest expenses	4,823	2,239
Recurring cap-ex, tenant improvements, and lease commissions	(18,398)	(13,806)
Stock-based compensation(5)	7,097	4,906

Notes:	(1) Represents noncontrolling interests' share of net FFO adjustments.
	(2) Represents Welltower's share of net FFO adjustments from unconsolidated entities.
	(3) See Exhibit 2.
	(4) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.
	(5) Excludes certain severance related stock-based compensation recorded in other expense and normalized incremental stock-based compensation expense (see Exhibit 2).

Undepreciated Book Capitalization			Exhibit 4
(in thousands)	As Of
	March 31, 2018	March 31, 2017
Lines of credit	$865,000	$522,000
Long-term debt obligations(1)	10,484,840	10,932,185
Cash and cash equivalents(2)	(202,824)	(380,360)
Net debt	11,147,016	11,073,825
Accumulated depreciation and amortization	4,990,780	4,335,160
Total equity(3)	15,448,201	15,495,681
Undepreciated book capitalization	$31,585,997	$30,904,666
Net debt to undepreciated book capitalization ratio	35.3%	35.8%

Notes:	(1) Amounts include unamortized premiums/discounts and other fair value adjustments as reflected on balance sheet.
	(2) Inclusive of IRC Section 1031 deposits, if any.
	(3) Includes all noncontrolling interests (redeemable and permanent) as reflected on balance sheet.